UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 13, 2012

Date of report (Date of earliest event reported)

SOLAZYME, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35189	33-1077078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Gateway Boulevard South San Francisco, CA 94080		94080
(Address of Principal Executive Offices)		(Zip Code)

(650) 780-4777

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 13, 2012, Solazyme, Inc. (“Solazyme”) entered into a Strategic Collaboration Agreement (the “Collaboration Agreement”) with Archer-Daniels-Midland Company (“ADM”), establishing a collaboration for the production of tailored triglyceride oil products at the ADM fermentation facility in Clinton, Iowa (the “Clinton Facility”). The Clinton Facility will produce tailored triglyceride oil products using Solazyme’s proprietary microbe-based catalysis technology. Feedstock for the facility will be provided from ADM’s adjacent wet mill. Under the terms of the Collaboration Agreement, Solazyme will pay ADM annual fees for use and operation of the Clinton Facility, a portion of which may be paid in Solazyme common stock. In addition, Solazyme will grant to ADM a warrant covering 500,000 shares of Solazyme common stock, which will vest in equal monthly installments over five years, commencing from the start of commercial production. Solazyme currently anticipates that commercial production at the Clinton Facility will begin in early 2014. The initial target nameplate capacity of the facility is expected to be 20,000 metric tons/year of tailored triglyceride oil products. Solazyme has an option to expand the capacity to 40,000 metric tons/year with the goal to further expand production to 100,000 metric tons/year. The parties will also work together to develop markets for the products produced at the Clinton Facility.

The above description of the terms of the Collaboration Agreement is qualified in its entirety by reference to the text of the agreement, which Solazyme intends to file as an exhibit to its Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAZYME, INC.

Date: November 16, 2012	By:	/s/ PAUL T. QUINLAN
Paul T. Quinlan
General Counsel and Secretary